UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2009

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Indiana	001-15601	35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, the Company’s EBI subsidiary is a named defendant in 27 pending lawsuits in the Circuit Court of Putnam County, West Virginia, relating to alleged professional negligence by Dr. John King in connection with the implantation of EBI’s Ionic Spine Spacer System and its bone stimulator devices, the SpF® and OsteoGen™. On May 4, 2009, EBI entered into a mediation settlement memorandum of understanding with 24 of the 27 plaintiffs to settle all claims against EBI in the actions brought by those plaintiffs. The memorandum of understanding requires each of the 24 plaintiffs to execute a full release of EBI as a condition to receipt of the confidential settlement payments. The proposed releases contain no admission of wrongdoing by the Company or any of its subsidiaries. Seven of the releases require court approval under applicable state law. The settlement does not encompass the three remaining lawsuits relating to Dr. King and EBI’s Ionic Spine Spacer System in which EBI is a named defendant.

As a result of the memorandum of understanding, the Company has increased its reserve with respect to the Company’s probable and estimated exposure in the cases relating to Dr. King and expects to record a charge to its financial results for the fourth quarter of fiscal 2009 on an estimated after-tax basis of approximately $39 million. Following finalization of the releases and in certain cases as described above, receipt of court approval (if obtained), the Company expects to fund any cash settlement payment out of its then available cash balances.

On May 7, 2009, the Company received a subpoena from the Attorney General of New Jersey requesting various documents relating to the financial interests and arrangements of physicians conducting clinical trials for or on behalf of the Company for which financial forms were submitted to the U.S. Food & Drug Administration. The Company is currently in the process of evaluating the scope of the subpoena and its response. According to a news release issued by New Jersey’s Office of The Attorney General, subpoenas have also been issued to other major medical device manufacturing companies seeking similar information.

Certain statements contained in this Current Report on Form 8-K and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. The Company’s forward-looking statements generally relate to its growth strategies, financial results, product development, regulatory approvals, competitive strengths, the scope of its intellectual property rights, litigation, mergers and acquisitions, integration of its acquisitions, divestitures, market acceptance or continued acceptance of its products, accounting estimates, financing activities, ongoing contractual obligations, and sales efforts. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expressions. One must carefully consider forward-looking statements that may be affected by inaccurate assumptions, and understand that such statements involve a variety of risks and uncertainties, known and unknown, including, among others, risks related to competition in the medical device industry, reduction or interruption in our supply, quality problems and price decreases for our products and services, and international operations, as well as those discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended May 31, 2008, as amended, and our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2009. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. The Company intends to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding its forward-looking statements, and is including this sentence for the express purpose of enabling the Company to use the protections of the safe harbor with respect to all forward-looking statements.

The Company undertakes no obligation to update any forward-looking statement, but investors are advised to consult any further disclosures by the Company in its filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q, and 8-K (if any), in which the Company may discuss in more detail various important factors that could cause actual results to differ from expected or historical results. It is not possible to foresee or identify all such factors. As such, investors should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potentially inaccurate assumptions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2009

BIOMET, INC.

/s/ Bradley J. Tandy
By:	Bradley J. Tandy
Its:	Senior Vice President, General Counsel and Secretary